EXHIBIT 99.5

Global Green Responds to SEC Action

Company immediately appealing trading halt decision

TALLAHASSEE, Fla. – September 26, 2014 – Global Green, Inc. (GOGC: Pink Sheets), a green bio-pharmaceutical company, announces that the SEC halted trading in its common stock.  The company had no notice, nor even an inquiry, from the SEC.  The company remains current in all of its SEC filings under Section 13 of the Securities Exchange Act of 1934, and believes that all of its filings and news releases are true and correct.  The company believes that the trading halt was unjustified, was arbitrary and capricious, and the company intends to appeal the decision under the appropriate administrative procedures.

About Global Green, Inc.
Global Green, Inc. is a green bio-pharmaceutical company committed to identifying technology platforms and commercializing vaccines that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards without the use of mercury.  For more information, visit www.globalgreeninc.com.
Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties which include, among others, the inherent uncertainties associated with smaller reporting companies including, without limitation, other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:
Pam Lagano
plagano@globalgreeninc.com
727.480.3082